Exhibit 99.47

This business combination involves the securities of a Brazilian company. The business combination is subject to disclosure requirements of Brazil that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Brazil, and some or all of its officers and directors may be residents of Brazil. You may not be able to sue a Brazilian company or its officers or directors in a Brazilian court for violations of the U.S. securities laws. It may be difficult to compel a Brazilian company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

BRF S.A.

A Public Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

FINAL SYNTHETIC VOTING MAP

EXTRAORDINARY GENERAL MEETING

Meeting held on August 5, 2025

BRF S.A. (“BRF” or “Company”) (BM&FBovespa: BRFS3; NYSE: BRFS), pursuant to Resolution nº. 81/2022, hereby provides its shareholders with the final synthetic voting map of the Extraordinary General Meeting held on August 5, 2025, which consolidates the remote votes sent directly to the Company and through custody, central depository and bookkeeping agents, the votes delivered in person and through the remote participation system made available by the Company, as attached.

São Paulo, August 5, 2025.

Fábio Luis Mendes Mariano

Chief Financial and Investor Relations Officer

BRF S.A.

# ANNEX

## EGM - Extraordinary General Meeting

### Synthetic Final Voting Map*

| Protocol and Justification for the Merger of Shares Issued by BRF by Marfrig Global Foods | Asset | Approve | % Total Approval | Reject | % Total Rejection | Abstain |
|---|---|---|---|---|---|---|
| 1. Approve the "Protocol and Justification for the Incorporation of Shares Issued by BRF S.A. by Marfrig Global Foods S.A." ("Plan of Merger"), executed on May 15, 2025, between the Company and Marfrig Global Foods S.A. ("MGF"), which sets forth the terms and conditions for the incorporation of all BRF S.A. shares by MGF (except those held by MGF), in the manner provided for in Article 252 of Law No. 6,404/1976 ("Corporation Law") ("Merger"): | ON | 1,135,419,125 | 78.39% | 100,869,134 | 6.96% | 212,045,301 |

| Merger of Shares | Asset | Approve | % Total Approval | Reject | % Total Rejection | Abstain |
|---|---|---|---|---|---|---|
| 2. Approve the Merger, the effectiveness of which will be conditioned to the verification (or waiver, as applicable) of the Conditions (as defined in the Plan of Merger) and the occurrence of the date on which the Merger will be deemed effective: | ON | 1,134,953,699 | 78.36% | 101,260,933 | 6.99% | 212,118,928 |

| Valuation Firm Appointment | Asset | Approve | % Total Approval | Reject | % Total Rejection | Abstain |
|---|---|---|---|---|---|---|
| 3. To ratify the appointment of Apsis Consultoria Empresarial Ltda., registered with CNPJ/MF under number 08.681.365/0001-30 and with the CRC/RJ under number 005112/O-9, with its headquarters located at Rua do Passeio, No. 62, 6th floor, Centro, Rio de Janeiro, State of Rio de Janeiro, CEP 20021-290, ("Valuation Firm"), as responsible for the preparation of (a) the appraisal report, at market value, of the BRF shares to be incorporated by MGF, within the scope of the Merger ("Merger Appraisal Report"); and (b) the appraisal report containing the calculation of the exchange ratio of the shares held by the non-controlling shareholders of BRF, based on the market value of the net asset value of the MGF and BRF shares, both assets being valued according to the same criteria and as of December 31, 2024, at market prices, in accordance with Article 264 of the Brazilian Corporate Law ("Article 264 Appraisal Report"). | ON | 1,134,830,712 | 78.35% | 101,266,537 | 6.99% | 212,236,311 |

| Merger of Shares Appraisal Report | Asset | Approve | % Total Approval | Reject | % Total Rejection | Abstain |
|---|---|---|---|---|---|---|
| 4. Approve the Merger Appraisal Report: | ON | 1,134,821,175 | 78.35% | 101,238,756 | 6.99% | 212,273,629 |

| Article 264 Appraisal Report | Asset | Approve | % Total Approval | Reject | % Total Rejection | Abstain |
|---|---|---|---|---|---|---|
| 5. Approve the Article 264 Appraisal Report: | ON | 1,134,798,191 | 78.35% | 101,271,145 | 6.99% | 212,264,224 |

| Company's Management Authorization | Asset | Approve | % Total Approval | Reject | % Total Rejection | Abstain |
|---|---|---|---|---|---|---|
| 6. Authorize the Company's management to perform all acts necessary for the consummation of the Merger, including, without limitation, the subscription of the ordinary shares to be issued by MGF on behalf of the BRF shareholders (excluding MGF) on the date of consummation of the Merger, in accordance with Article 252, § 2, of the Brazilian Corporations Law.: | ON | 1,134,566,277 | 78.34% | 101,561,195 | 7.01% | 212,206,088 |

*The votes on the Map above represent 90% of the total shares issued by the Company, excluding treasury shares.